December 3, 2009

RINO International Corporation
11 Youquan Road, Zhanqian Street, Jinzhou District,
Dalian, People’s Republic of China 116100

Ladies and Gentlemen:

We are acting as special Nevada counsel for RINO International Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale of 3,252,032 shares (the “Purchased Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, and warrants (the “Warrants”) to purchase up to an additional 2,276,422 shares of Common Stock of the Company (the “Warrants Shares” and together with the Purchased Shares, the “Shares”)  being purchased pursuant to a Purchase Agreement, dated December 2, 2009 (the “Purchase Agreement”), by and among the Company and the purchasers signatory thereto.  The Shares have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to Registration Statements on Form S-3 (Reg. Nos. 333-162373 and 333-163436, respectively) (such Registration Statements, as amended from time to time, are herein referred to as the “Registration Statements”), the related Prospectus and the Prospectus Supplement to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and relied upon the Registration Statements and related Prospectus and the Prospectus Supplement.  We have also and are familiar with (a) the Company’s Articles of Incorporation, as amended, and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Shares and the Warrants, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.   In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

RINO International Corporation December 3, 2009 Page 2

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued and fully paid and non-assessable, (ii) the Warrants have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, and (iii) the Warrants Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement and the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP